Exhibit 10.1

February 9, 2010

David Nachbar

[ADDRESS]

Dear David:

Your employment with the Graham Packaging Company, L.P. and all of its affiliates (the “Company”) as its Chief Human Resources Officer will be terminated effective January 19, 2010 (the “Termination Date”). This letter confirms the terms and conditions of your termination of employment from the Company and resolves all disputes and controversies arising from your employment and the termination of that relationship. This agreement also is conditioned upon you maintaining its confidentiality, except with your spouse and attorney.

Severance:

Upon your execution of this Agreement, you will be entitled to receive a lump-sum payment equal of $600,000 less applicable tax withholdings and deductions (the “Severance Benefit”). Any outstanding advances will be deducted from your severance payment. Additionally, you will be paid for all accrued but unused 2010 vacation and any accrued but unpaid salary as of the Termination Date and the Company will not require you to return all or any portion of the housing allowance that was paid to you to date.

The payment of the Severance Benefit shall be made in a cash lump-sum within 10 days after the expiration of the Revocation Period (as defined below) without revocation but no later than the thirty-first (31st) day following the date of this Agreement (the “Payment Date”) provided that the Revocation Period (as defined below) without revocation shall have expired prior to the Payment Date. It is expressly agreed and understood that the Company will not have, any obligation to provide you at any time in the future with any payments, benefits or considerations other than those recited in this Agreement, those required by law, or under the terms of any benefit plans which provide benefits or payments to former employees according to their terms.

Treatment of Equity Awards:

Upon the Payment Date, the Time-Based Tranche of your option to purchase 17.5 units of limited partnership interest in the Company granted to you on April 6, 2009 (the “April 2009 Option”) will vest and become exercisable and will be exercisable anytime during the 90 day period following the Termination Date (the “Post-Termination Exercise Period”). Upon the expiration of the Post-Termination Exercise Period, the unexercised portion of your Time-Based Tranche option will expire and be forfeited. The Performance-Based Tranche of your April 2009 will be forfeited and terminated upon the

Termination Date. Except as set forth in this Agreement, the April 2009 Option will remain subject to the terms and conditions of the 2008 Management Option Plan (the “Plan”) and your Option Agreement for the April 2009 Option. In the event that (i) Graham Packaging Company, inc. (“GPC”) completes the public offering of its shares of common stock contemplated by Registration Statement on Form S-1 (Registration No. 333-163956) (the “Registration Statement”) and (ii) you exercise the April 2009 Option during the Post Termination Exercise Period, the Company agrees to cause GPC and Graham Packaging Holdings Company to execute and deliver to you (a) the Management Option Unit Exchange Agreement (the “Exchange Agreement”) in the form of Exhibit 10.41 to the Registration Statement and (b) the Registration Rights Agreement referred to in Section 2.3(b) of the Exchange Agreement (the “Registration Rights Agreement”) at the time the Exchange Agreement is entered into by any other executives of the Company.

Employee Benefits:

Except as otherwise expressed herein, all Company provided benefits will end upon your termination of employment. You may continue the health insurance coverage under the provisions of COBRA. For employees who are laid off, COBRA provides 18 months of health insurance coverage. The period of time that you are eligible for health insurance under COBRA begins with the date of your termination from active employment. CobraServ, our COBRA benefits administrator, will forward you information, including the monthly premium cost. If you were contributing to a health care or dependent care flexible spending account you will also have the option to continue participating in this program under provisions of COBRA after your termination of employment and for the remainder of the calendar year. Again, information concerning these benefits and the monthly premium costs will be forwarded to you by CobraServ, our COBRA benefits administrator.

Waiver and Releases:

In consideration of receiving from the Company the payments and benefits provided for in this Agreement, certain of which payments and benefits you may not have otherwise been entitled to receive, you, and your heirs, successors, executors and administrators, intending to be legally bound, permanently and irrevocable agree that your employment will terminate on the Termination Date and to unconditionally release and discharge the Company and any individual or organization related to the Company against whom or which you, your heirs, successors, executors or administrators could assert a claim or whom may be held jointly and severally liable with the Company, including its present, past and future parent, subsidiary and affiliated companies, principals, partners, joint ventures, directors, officers, employees, stockholders, attorneys, agents, and successors and assigns from any and all claims, causes of action, suits, debts, demands, lawsuits or other charges whatsoever, known or unknown, directly and indirectly up until the date of this Agreement including, without limitation, any claims under any employee benefit plans of the Company or its affiliates, based upon your employment and the termination of such employment, including all claims in law, equity, contract, tort, allegations of wrongful discharge, breach of contract, promissory estoppels, defamation, infliction of emotional distress, and those alleging discrimination on the basis of race, color, sex, religion, national origin, age, disability, or any other basis, including, but not limited to, any claim or action under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Equal Pay Act of 1963, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, Executive Order 11246 relating to Federal affirmative action requirements, the Family Medical Leave Act, the Fair Labor Standards Act, the Labor Management Relations Act, the National Labor Relations Act, the Equal Pay Act, the Worker Adjustment Retraining and Notification Act, the Pennsylvania Human Relations Act or any other federal, state, or local law, rule, ordinance, or regulation as presently enacted or adopted and as each may hereafter be amended. You agree that should any other person, organization, or other entity file, charge, claim, sue, or cause or permit to be filed any civil action, suit or legal proceeding involving any matter occurring at any time in the past, up to and including the date of this Agreement, you will not seek or accept any individual monetary or economic recovery or equitable relief in such civil action, suit or legal proceeding. This release does not give up your rights, if any, to any rights or claims (1) which cannot legally be waived by this Agreement, including without limitation, (i) unemployment compensation claims, (ii) workers’ compensation claims, and (iii) the ability to file certain administrative claims, (2) to seek indemnification pursuant to applicable state law and the Company’s By Laws; (3) to seek coverage under directors’ and officers’ liability insurance policies maintained by the Company, (4) to elect continuation healthcare coverage under COBRA at your expense, (5) for vested benefits under plans, including but not limited to retirement, pension or health insurance plans, or (6) under this Agreement, the Exchange Agreement or the Registration Rights Agreement.

With respect to any claim that you might have under the Age Discrimination in Employment Act of 1967, as amended, you acknowledge the following: (i) your waiver of any rights or claims under the Age Discrimination in Employment Act of 1967 is in exchange for the consideration reflected in this Agreement; (ii) you are not waiving rights or claims that may arise after the date of this Agreement; and (iii) you have been advised by this written Agreement to consult with an attorney prior to executing this Agreement. You also acknowledge that you have been given a period of at least twenty-one (21) days within which to consider this Agreement. At your option and sole discretion, you may waive the twenty-one (21) day review period and execute this Agreement before the expiration date of twenty-one (21) days. If given a reasonable period of time within which to consider this Agreement and your waiver is made freely and voluntarily, without duress or any coercion by any other person. You and the Company agree that you have a period of seven (7) days following the execution of this Agreement within which to revoke this Agreement (the “Revocation Period”).

The Company and each of its parent, subsidiaries and affiliates, their officers, directors, shareholders, partners, employees and agents, their respective successors and assigns, heirs, executors and administrators (hereinafter collectively included within the term the “Company Releasing Parties”), for and in consideration of your release of the Company, unconditionally releases and discharges you, your assigns, heirs, executors and administrators, acting in any capacity whatsoever, of and from any and all claims, manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which it ever had, now have, or hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of your employment or other service with the Company to the date of this Agreement based on your employment and the termination of such employment, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, any contracts between you and the Company and any common law claims now or hereafter recognized and all claims for counsel fees and costs, but in no event shall this release apply to (i) any action by you outside the scope of your employment or (ii) any breach by you of this Agreement, the Exchange Agreement or the Registration Rights Agreement.

Post-Employment Covenants:

You agree that in consideration of receiving from the Company the payments and benefits provided for in this Agreement, certain of which payments and benefits you may not have otherwise been entitled to receive, you agree to the following:

(a) For one-year following the Termination Date that you will not directly or indirectly employ or seek to employ any person employed as of the Termination Date or who left the employment of the Company or its Affiliates coincident with, or within six months prior to or after, the Termination Date, or otherwise encourage or entice any such person to leave such employment (provided that this limitation shall not apply either to persons who had not become employed by the Company before the Termination Date or to persons whose employment ended at any time as a result of the Company’s termination of those individuals without cause);

(b) At no time following the Termination Date, you agree not to communicate, furnish, divulge or disclose in any manner to any person other than the Company and its designees any Confidential Information (as defined herein) without the prior express written consent of the Company, or as may otherwise be required by law or legal process. For purposes of this Section, “Confidential Information” shall mean financial information about the Company, contract terms with vendors and suppliers, customer and supplier lists and data, know-how, software developments, inventions, formulae, technology, designs and drawings, or any Company property or confidential information relating to research, operations, finances, current and proposed products and services, vendors, customers, advertising, costs, marketing, trading, investment, sales activities, promotion, manufacturing processes, or the business and affairs of the Company generally, or of any subsidiary or affiliate of the Company, trade secrets and such other competitively-sensitive information, except that Confidential Information shall not include any information that was or becomes generally available to the public (i) other than as a result of your wrongful disclosure, or (ii) any information compelled to be disclosed by applicable law or administrative regulation; provided that, to the extent not prohibited from doing so by applicable law or administrative regulation, you shall give the Company written notice of the information to be so disclosed pursuant to clause (ii) of this sentence as far in advance of its disclosure as is practicable.

(c) You shall return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company, its affiliates and subsidiaries, except that you may retain only those portions of personal notes, notebooks and diaries that do not contain Confidential Information and any personal address books (whether in print or electronic form), and copies of plans and agreements relating to your employment or the termination thereof and information needed for tax purposes.

Continued Assistance:

You agree to assist the Company in any matters related to your employment prior to the Termination Date as reasonable requested. The Company shall reimburse you for your out-pocket expenses incurred while assisting in these matters. Notwithstanding any other provision in this Agreement to the contrary, all expenses eligible for reimbursement hereunder shall be paid to you promptly in accordance with the Company’s customary practices applicable to the reimbursement of expenses of such type, but in any event by no later than December 31 of the calendar year following the calendar year in which such expenses were incurred. The expenses incurred by you in any calendar year that are eligible for reimbursement under this Agreement shall not affect the expenses incurred by you in any other calendar year that are eligible for reimbursement hereunder. Your right to receive any reimbursement hereunder shall not be subject to liquidation or exchange for any other benefit.

Non-Admission of Liability, Satisfaction of Obligations Affirmative Covenants, Etc.:

The Company’s offer to you of this Agreement and the payments and benefits set forth herein is not intended to, and shall not be construed as, any admission of liability to you or of any improper conduct on the part of the Company, all of which the Company specifically denies. Except as otherwise provided herein, you acknowledges that upon payment of the amounts and benefits set forth herein, the Company will have satisfied any and all obligations owed to you. You certify that the following: (a) have read the terms of this Agreement, (b) have hereby been advised in writing to consult with an attorney of their own choice prior to executing this Agreement, (c) have had an opportunity to do so, and (d) understand this Agreement’s terms and effects, (e) have in fact been advised by counsel of their own choosing, and (f) are satisfied with the representation provided by their counsel. You further certify that neither the Company, nor any representative of the Company, has made any representations to you concerning this Agreement other than those contained herein.

Except as otherwise provided herein, this Agreement, the Plan and your Option Agreement for the April 2009 Option contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings relating to such subject matter, including your employment agreement letter effective April 6, 2009, (the “Employment Letter”). The Company shall not be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein.

This Agreement shall be assignable by the Company without your prior written consent.

If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

You acknowledge that the terms and language of this Agreement were the result of negotiations with the Company and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any particular party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

This Agreement shall be construed and interpreted in accordance with the internal laws of the Commonwealth of Pennsylvania without regard to any choice of law or conflict of law principles.

This Agreement may be executed in one or more counterparts (delivery of which may occur via facsimile), each of which shall be binding as of the date first written above, and, when delivered, all of which shall constitute one and the same instrument. A facsimile signature or electronically scanned copy of a signature shall constitute and shall be deemed to be sufficient evidence of a party’s execution of this Agreement, without necessity of further proof. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

Sincerely,

/s/ Michael Korniczky
Michael L. Korniczky
Vice President and General Counsel

I have read the above information and fully understand the terms and conditions of my termination.

/s/ David Nachbar
David Nachbar	February 8, 2010
Date

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